HALE AND DORR
                            COUNSELLORS AT LAW

                              60 STATE STREET
                        BOSTON, MASSACHUSETTS 02109
                               617-526-6000
                             Fax 617-526-5000



                                   October 26, 1995




Trust for Credit Unions
4900 Sears Tower
Chicago, Illinois  60606

     Re:  Rule 24f-2 Notice

Gentlemen:

     Trust for Credit Unions (the "Trust") is a Massachusetts business trust created under a written Declaration of Trust dated September 24, 1987, and executed and delivered in Boston, Massachusetts on that date, as amended and restated on December 1, 1987, as amended on April 20, 1988, October 1, 1992, March 29, 1993 and December 13, 1993 (as so amended and restated the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable units with $.001 par value.

     The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Under Article IV, Section 4.1 of the Declaration of Trust, it is provided that the number of units of beneficial interest authorized to be issued is unlimited and that the Trustees are authorized to divide the units into one or more series.
Article IV, Section 4.1 also provides that the Trustees may issue units of any series for such consideration and on such terms as they may determine (or for no consideration if pursuant to a unit dividend or split-up) without action or approval of unitholders.

     Pursuant to Article IV, Section 4.2 of the Declaration of Trust, the Trustees established eight separate series of units designated the "Money Market Portfolio", "Government Securities Portfolio", "Mortgage Securities Portfolio", "Target Maturity Portfolio (1996)", "Target Maturity Portfolio (Feb 97)", "Target Maturity Portfolio (May 97)", "Target Maturity Portfolio
(Aug 97)" and "Target Maturity Portfolio (Nov 97)".

     By vote adopted December 14, 1992, the Trustees authorized the officers of the Trust to issue and sell to the public an unlimited number of units of beneficial interest of the Trust.


     We understand that, pursuant to Rule 24f-2 under the

Investment Company Act of 1940, the Trust has registered an indefinite number of units of beneficial interest under the Securities Act of 1933.

     We understand that you are about to file with the Securities and Exchange Commission a notice pursuant to Rule 24f-2 (the
"Rule 24f-2 Notice") making definite the registration of 2,899,437,779 units of beneficial interest of the Trust (the "Units") sold in reliance upon said Rule 24f-2 during the fiscal year ended August 31, 1995, consisting of 2,885,160,983 units of the Money Market Portfolio, 9,662,680 units of the Government Securities Portfolio, 3,664,116 units of the Mortgage Securities Portfolio, 50,000 units of the Target Maturity Portfolio (1996), 300,000 units of the Target Maturity Portfolio (Feb 97) and 600,000 units of the Target Maturity Portfolio (May 97).

     We have examined the Declaration of Trust, resolutions of the Board of Trustees, a certificate of the Treasurer of the Trust to the effect that the Trust or its agent received the consideration for each of the Units in accordance with the terms of the Declaration of Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     We express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts. For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts.

     Our opinion below, as it relates to the nonassessability of the Units of the Trust, is qualified to the extent that under Massachusetts law, unitholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust.
In this regard however, please be advised that the Declaration of Trust disclaims unitholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, certificate or undertaking made or issued by the Trustees or officers of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any unitholder held personally liable for the obligations of the Trust.

     We are of the opinion that all necessary Trust action precedent to the issuance of the Units has been duly taken, and that the Units were legally and validly issued, and are fully paid and non-assessable by the Trust, subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940 and the applicable state laws regulating the sale of securities.

     We consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or used for any other purpose.

                                   Very truly yours,

                                   Hale and Dorr

                                   Hale and Dorr